                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                DAY RUNNER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
     (5) Total fee paid:

         -----------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
                                                      --------------------------
     (3) Filing Party:
                      ----------------------------------------------------------
     (4) Date Filed:
                    ------------------------------------------------------------

                                DAY RUNNER, INC.

                                  ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 14, 2000

                                  ------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Day Runner, Inc., a Delaware corporation (the "Company"), will be held Thursday, December 14, 2000, at 9:00 a.m., California time, at The Holiday Inn and Convention Center, 7000 Beach Blvd., Buena Park, CA for the following purposes, each as more fully described in the attached Proxy
Statement:

     1. To elect three directors. The names of the nominees intended to be presented for election are: John F. Ausura, Charles Miller and Boyd Willat.

     2. To adopt an amendment to the Company's 1995 Stock Option Plan to increase the aggregate number of shares authorized for issuance thereunder from 480,000 to 555,000 shares.

     3. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 2001; and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment(s) or postponements thereof.

     Only record holders of the Company's Common Stock at the close of business on October 24, 2000 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) or postponements thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.


                                       By Order of the Board of Directors

                                       /s/ CATHERINE F. RATCLIFFE
                                       ----------------------------------------
                                       Catherine F. Ratcliffe
                                       Secretary


Fullerton, California
November 13, 2000

                                DAY RUNNER, INC.

                                  ------------

                                 PROXY STATEMENT

                                  ------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Day Runner, Inc. ("Day Runner" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held Thursday, December 14, 2000, at 9:00 a.m., California time, and at any adjournment(s) or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Holiday Inn and Convention Center, 7000 Beach Blvd., Buena Park, CA 90620.

     These proxy solicitation materials were first mailed on or about November 13, 2000 to stockholders entitled to vote at the Annual Meeting.

     Only stockholders of record at the close of business on October 24, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 2,392,860 shares of Common Stock were issued and outstanding.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     On all matters, each share of Common Stock has one vote. Except as otherwise required by law or the Company's Certificate of Incorporation or Bylaws, the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the approval of matters submitted to the stockholders for a vote. Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters).

     The costs of this solicitation will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's annual meeting of stockholders to be held in 2001 must be received by the Company no later than July 16, 2001 in order that they may be included in the proxy statement and form of proxy relating to that annual meeting. It is recommended that stockholders submitting proposals direct them to the Secretary of the Company via certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for December 14, 2000.

     Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with regulations governing the soliciting of proxies.

     In order for a stockholder to nominate a candidate for director or to bring other business before a stockholder meeting, the Company's Bylaws require that timely notice be given to the Company in advance of the meeting. Such notice must be given to the Secretary of the Company, whose address is 2750 W. Moore Ave., Fullerton, CA 92833, not less than 90 days before the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the anniversary date, the stockholder must give such notice not later than the close of business on the 10th day following the day on which public announcement of the meeting is first made. The stockholder filing the notice of nomination or other proposal must describe therein various matters as specified in the Company's Bylaws, including the stockholder's name and address and, with respect to a proposal other than a director nomination, a description of the proposed business and the reasons therefor. The chairman of the meeting may reject any stockholder proposals that are not made in accordance with the foregoing procedures or that are not a proper subject for stockholder action under applicable law. The foregoing requirements of the Company's Bylaws are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

     Any stockholder desiring a copy of the Company's Certificate of Incorporation, as amended, or Bylaws will be furnished a copy without charge upon written request to the Secretary of the Company.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

     A board of three directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the Company's three nominees named below, all of whom are currently directors of the Company. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and such time as his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death.

     The names of the nominees, and certain information about them, are set forth below:


NAME                             AGE           POSITION(S) WITH THE COMPANY
----                             ---       ------------------------------------
John F. Ausura                    47       Chief Executive Officer and Director
Charles Miller                    58       Director
Boyd Willat                       57       Director


     Mr. Ausura was elected as the Company's interim Chief Executive Officer in May 2000 and as a director in June 2000. Since December 1999, Mr. Ausura has been a principal in Crossroads LLC, a financial advisory/interim management firm that was retained by the Company in March 2000. From March 1998 through March 1999 Mr. Ausura was the Chief Executive Officer of the credit card subsidiary of PNC Bank and from February 1997 to March 1998 he was the Chief Financial Officer of Consumer Banking for the same bank. From February 1995 through August 1996, he was the Chief Financial Officer of Sunshine Biscuits, Inc., a cookie and cracker company. Mr. Ausura holds a M.B.A. from The Wharton School of the University of Pennsylvania and a B.A. from the University of Scranton. Mr. Ausura was also awarded a Fullbright-Hays graduate stipend to the University of Bonn Germany.

     Mr. Miller has been a director since August 1986. Mr. Miller is a private investor. Mr. Miller holds a B.A. from UCLA and is a Certified Public Accountant.

     Mr. Willat is a co-founder of the Company and was a director from its inception until his resignation in July 2000. Mr. Willat was re-elected to the Board in November 2000. He served as Chairman of the Board from May 1981 until August 1988. Mr. Willat has served as Chief Executive Officer and President of Willat Writing Instruments, a pen development and manufacturing company, since June 1988, as President of Isola Bella, Inc., a real estate development company, since June 1987, and as Chief Executive Officer of New York Food Company, an investment company since June 1996. Mr. Willat holds a B.A. from California State University San Jose and an executive M.B.A. from UCLA.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held a total of twenty meetings during the fiscal year ended June 30, 2000 and acted four times by unanimous written consent. During the 2000 fiscal year, each director of the Company attended all meetings of the Board of Directors and all of the committees of the Board on which he or she served, except one director who missed two meetings of the Board of Directors and one director who missed one committee meeting.

     The Audit Committee, which was comprised of James Higgins, Charles Miller and Alan Rachlin (Chairman), met five times during the fiscal year ended June 30, 2000. The Audit Committee recommends the engagement of independent auditors, reviews accounting policies, internal accounting controls, the independence of auditors and the scope and results of audit engagements and generally performs functions related to the financial condition and policies of the Company. The Compensation Committee, which was comprised of Messrs. Miller and Rachlin and Jill Tate Higgins (Chairperson) met four times during the fiscal year ended June 30, 2000 and acted twice by unanimous written consent. The Compensation Committee is responsible for administering the Company's Amended and Restated 1986 Stock Option Plan and 1995 Stock Option Plan, including determining the persons to whom options are granted and the terms of such options, and the Company's Employee Stock Purchase Plan, determining the annual compensation to be paid to the Company's executive officers, approving the annual officer bonus plan and performing such other duties regarding compensation matters as may be delegated to it by the Board of Directors from time to time.

     The Company does not have a nominating committee or any committee performing the function thereof.

     In December 1999, Felice Willat resigned as a director of the Company. In June 2000, James E. Freeman, Jr. also resigned from the Board of Directors and Mr. Ausura was elected to the Board of Directors at that time. In July 2000, Messrs. Higgins, Willat, Mark Vidovich and Ms. Higgins resigned from the Board of Directors. Following these resignations, the Audit Committee and Compensation Committee were comprised of Messrs. Miller and Rachlin with Mr. Rachlin serving as Chairman of the Audit Committee and Mr. Miller serving as Chairman of the Compensation Committee. In November 2000, Boyd Willat was re-elected to the Board of Directors and Mr. Rachlin advised the Board of Directors that he had decided not to stand for re-election as a director.

COMPENSATION OF DIRECTORS

     In fiscal year 2000, the Company paid each non-employee director an annual fee of $12,000, payable quarterly, plus $750 and expenses for each Board of Directors meeting attended and paid each member of the Compensation and Audit Committees an annual fee of $12,000 ($18,000 for the Chairperson of each such Committee), payable quarterly, plus $750 and expenses for each Committee meeting attended.

     Directors who are not employees of the Company are ineligible to participate in the Company's 1995 Stock Option Plan and Employee Stock Purchase Plan. Under the Company's Non-Employee Director Stock Option Plan (the "Director Plan"), which was approved at the Annual Meeting of Stockholders held on November 23, 1998 (the "1998 Meeting"), each non-employee director elected at the 1998 Meeting was automatically granted a non-statutory stock option to purchase 2,000 shares of the Company's Common Stock and, subject to the availability of shares under the Director Plan, each non-employee director elected at subsequent annual meetings of the Company's stockholders during the ten-year term of the Director Plan will, on the dates of such meetings, automatically be granted a non-statutory stock option to purchase 1,000 shares of the Company's Common Stock (the dates of such 1998 and subsequent option grants are hereinafter referred to as "Regular Grant Dates"). Each non-employee director of the Company was granted a non-statutory stock option to purchase 1,000 shares on December 9, 1999, the most recent Regular Grant Date. A non-employee director elected or appointed to the Board other than on a Regular Grant Date will automatically receive a non-statutory stock option covering a pro rata number of shares. All options granted under the Director Plan will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and a term of ten years. Options granted on a Regular Grant Date will vest in four equal quarterly installments as long as the holder remains a non-employee director of the Company; options granted on dates other than

Regular Grant Dates will vest in the same number of quarterly installments as would be remaining with respect to the unvested portion of options granted under the Director Plan on the last Regular Grant Date.

     See "Compensation Committee Interlocks and Insider Participation."

                               EXECUTIVE OFFICERS

     The executive officers of the Company as of November 1, 2000, and certain information about them, are as follows:


NAME                        AGE     TITLE
----                        ---     -----
John F. Ausura              47      Chief Executive Officer and Director
Donald E. Bottinelli        41      Chief Operating Officer
John P. Kirkland            56      Vice President, Operations, North America
Stan Littley                42      Vice President, Product Development and International
Catherine F. Ratcliffe      42      Vice President, General Counsel and Human Resources and Corporate Secretary
David A. Werner             48      Executive Vice President, Finance and Chief Financial Officer


     Officers are appointed by and serve at the discretion of the Board of Directors. The Company has no employment agreements with any of its officers. For information concerning Mr. Ausura, see "Election of Directors - Nominees" above.

     Mr. Bottinelli joined the Company as Marketing Merchandising Manager in August 1994, became Director of Marketing in January 1996 and was appointed Vice President, Marketing in August 1997. He was appointed Chief Operating Officer in August 1998. Mr. Bottinelli served as National Sales Manager of Stuart Hall Company, Inc., manufacturer of office and school supplies, from June 1992 until August 1994. Mr. Bottinelli holds a B.A. from Lamar University.

     Mr. Kirkland joined the Company as Director, Customer Service & Distribution in February 1991 and became Senior Director, Customer Service & Distribution in February 1992. He became Vice President, Customer Service & Distribution in April 1993 and was appointed Vice President, Operations, North America in March 1996 and served in that capacity until August 1997. He was appointed Vice President, Strategic Operational Projects in August 1998. His title was changed to Vice President, Operations, North America, in August 1999.

     Mr. Littley joined the Company in January 1986 and held various non-officer sales positions until his appointment as Vice President, International Sales in March 1996. His title was changed to Vice President, International in August 1998 and to Vice President, Product Development and International in May 2000.

     Ms. Ratcliffe joined the Company in October 1997 as General Counsel and Corporate Secretary and was appointed Vice President, General Counsel in August 1998. Her title was changed to Vice President, General Counsel and Human Resources in August 1999. Ms. Ratcliffe was a partner in the law firm of Bryan Cave LLP from January 1993 until July 1997. Ms. Ratcliffe holds a J.D. from the University of California, Berkeley and a B.A. from UCLA.

     Mr. Werner joined the Company as Executive Vice President, Finance and Chief Financial Officer in December 1999. From January 1994 through May 1999, Mr. Werner was Executive Vice President and a director of Kaynar Technologies, Inc., an international provider of components, component systems and related services. Mr. Werner holds a M.B.A. and a B.S. from the University of Southern California. Mr. Werner is also a Certified Public Accountant.

                            COMMON STOCK OWNERSHIP OF
                      PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 1, 2000 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors,
(iii) the executive officers named in the Summary Compensation Table on page 9 and (iv) all current directors and officers of the Company as a group:


     NAME OF BENEFICIAL OWNER(1)                             SHARES BENEFICIALLY OWNED    PERCENT OF CLASS
     --------------------------                              -------------------------    ----------------

     Jill Tate Higgins(2)..................................            344,416                  14.4
        10153 1/2 Riverside Drive, #598
        Toluca Lake, CA 91602

     Kayne Anderson Capital Advisors, L.P.(3)..............            196,321                   8.2
       1800 Avenue of the Stars, 2nd Floor
       Los Angeles, CA   90067

     Alan R. Rachlin(4)....................................            107,533                   4.5

     Mark A. Vidovich(5)...................................             82,885                   3.5

     Boyd Willat(6)........................................             37,505                   1.6

     Judy Tucker(7)........................................             16,903                   *

     Donald E. Bottinelli(8)...............................             11,385                   *

     James E. Freeman, Jr.(9)..............................             10,170                   *

     Catherine F. Ratcliffe(10) ...........................              9,882                   *

     Charles Miller(11) ...................................              9,433                   *

     John F. Ausura(12) ...................................                500                   *

     All current Directors and Officers as a group                     207,544                   8.7
     (9 persons) (4)(6)(9)(10)(11)(12)(13).......... ......


*    Less than one percent.

(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2) Includes 10,916 shares for which warrants or options held by Ms. Higgins are exercisable or become exercisable within 60 days after October 1, 2000;
     (ii) 323,954 shares held by O.S. II, Inc., a California corporation of which Ms. Higgins, along with one of her minor children, is the sole owner; and (iii) 9,546 shares held by Lakeside Enterprises, L.P., a California limited partnership of which Ms. Higgins is the general partner and a limited partner and of which O.S. II, Inc. is a limited partner. Does not include 10,916 shares beneficially owned by James P. Higgins, Ms. Higgins' husband, and 500 shares held by James P. Higgins as custodian for his two minor children, as to which shares Ms. Higgins disclaims beneficial ownership.

(3) Based on a Form 13F dated August 11, 2000, wherein Kayne Anderson Capital Advisors, L.P. reported that, as of June 30, 2000 and as an institutional investment manager, it had sole investment discretion and voting authority as to such shares.

(4) Includes 61,833 shares for which options or warrants beneficially owned by Mr. Rachlin are exercisable or become exercisable within 60 days after October 1, 2000, but does not include 1,652 shares held by a custodian for the benefit of Mr. Rachlin's minor children.

(5) Includes 58,000 shares for which options or warrants beneficially owned by Mr. Vidovich are exercisable or become exercisable within 60 days after October 1, 2000. Mr. Vidovich was among the five most highly compensated executive officers during the Company's fiscal year ended June 30, 2000. He resigned in July 2000.

(6) Includes 10,916 shares for which options or warrants beneficially owned by Mr. Willat are exercisable or become exercisable within 60 days after October 1, 2000. Mr. Willat resigned from the Company's Board of Directors in July 2000 and was re-elected to the Board in November 2000.

(7) Includes 16,700 shares for which options or warrants beneficially owned by Ms. Tucker are exercisable or become exercisable within 60 days after October 1, 2000. Ms. Tucker was among the five most highly compensated executive officers during the Company's fiscal year ended June 30, 2000. She resigned in July 2000.

(8) Includes 11,385 shares for which options beneficially owned by Mr. Bottinelli are exercisable or become exercisable within 60 days after October 1, 2000.

(9) Includes 6,950 shares for which options beneficially owned by Mr. Freeman are exercisable or become exercisable within 60 days after October 1, 2000 and 800 shares held by Mr. Freeman's wife for the benefit of their children. Mr. Freeman was among the five most highly compensated executive officers during the Company's fiscal year ended June 30, 2000. He resigned in May 2000.

(10) Includes 9,750 shares for which options beneficially owned by Ms. Ratcliffe are exercisable or become exercisable within 60 days after October 1, 2000.

(11) Includes 9,433 shares for which options or warrants beneficially owned by Mr. Miller are exercisable or become exercisable within 60 days after October 1, 2000.

(12) Includes 500 shares for which options beneficially owned by Mr. Ausura are exercisable or become exercisable within 60 days after October 1, 2000.

(13) Includes 135,067 shares for which options beneficially owned by all the current directors and officers as a group are exercisable or become exercisable within 60 days after October 1, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). The specific due dates for these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure to file by the established dates during or with respect to the fiscal year ended June 30, 2000. To the knowledge of the Company and based solely on a review of the Section 16(a) reports furnished to the Company and written representation of the directors, officers and ten percent stockholders of the Company, during the fiscal year ended June 30, 2000, John F. Ausura filed one report late relating to one transaction.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation paid or accrued for the fiscal years indicated below by the Company and its subsidiaries to or on behalf of each of the individuals who served as the Company's Chief Executive Officer and each of the four other most highly compensated executive officers:

                                                    ANNUAL COMPENSATION              LONG-TERM
                                                    -------------------            COMPENSATION
                                                                                       AWARDS
               NAME AND                                                                ------          ALL OTHER
    PRINCIPAL POSITION(S)                  YEAR(1)   SALARY($)(2)      BONUS($)      OPTIONS (#)    COMPENSATION($)(3)
    --------------------                   ------    -----------       -------       ----------     -----------------
Mark A. Vidovich(4)                          2000      $330,000             -0-         25,000            $2,578
   Chairman of the Board                     1999       330,000             -0-         15,000             2,010
                                             1998       330,000       $145,671          36,000             2,806

James E. Freeman, Jr. (5)                    2000      $300,000             -0-         20,000            $2,573
   Chief Executive Officer                   1999       300,000             -0-         11,000             2,341
                                             1998       275,000       $121,393          21,000             2,611

John F. Ausura(6)                            2000            -0-            -0-            500                -0-
   Chief Executive Officer

Donald E. Bottinelli(7)                      2000      $225,000             -0-         15,000            $2,750
   Chief Operating Officer                   1999       165,000             -0-          5,500             2,688
                                             1998       125,000        $44,061           4,000             1,258

Catherine F. Ratcliffe(8)                    2000      $155,000             -0-         11,000            $2,367
Vice President, General Counsel              1999       125,000             -0-          4,000             2,980
  and Human Resources

Judy Tucker(9)                               2000      $140,000             -0-         10,000            $1,426
Vice President, Business Development         1999       125,000             -0-          3,000             1,395
                                             1998       125,000        $38,036          14,000             1,410

(1) The years 2000, 1999 and 1998 refer to the twelve months ended June 30, 2000, 1999 and 1998, respectively.

(2) Includes amounts, if any, deferred by the named officer under the Company's 401(k) Plan.

(3) All amounts shown represent Company matching contributions allocated under the Company's 401(k) Plan to the accounts of the named officers.

(4) Mr. Vidovich resigned as Chief Executive Officer of the Company in August 1998 and as Chairman of the Board in July 2000.

(5) Mr. Freeman was elected Chief Executive Officer of the Company in August 1998 and resigned from that office in May 2000. He served as President and Chief Operating Officer of the Company from May 1995 until August 1998. Mr. Ausura was elected Chief Executive Officer at the time Mr. Freeman resigned. (see footnote number 6 below)

(6) Mr. Ausura was elected Chief Executive Officer in May 2000 at the time Mr. Freeman resigned. Mr. Ausura is a consultant to the Company, is not an employee and does not receive a salary or any other compensation or benefits from the Company. As a non-employee director, Mr. Ausura received an option grant pursuant to the Company's Non-Employee Director Stock Option Plan when he was elected to the Board of Directors in June 2000. Mr. Ausura's services are provided to the Company pursuant to an agreement between the Company and Crossroads LLC. The Company pays Crossroads a monthly fee of $110,000 (plus expenses) for interim management services, which includes Mr. Ausura's services as Chief Executive Officer and the services of one other Crossroads employee. Other Crossroads employees provide services to the Company on an hourly basis. The Company's agreement with Crossroads expires June 30, 2001.

(7) Mr. Bottinelli was elected Vice President, Marketing of the Company in August 1997 and Chief Operating Officer in August 1998.

(8) Ms. Ratcliffe was elected Vice President, General Counsel of the Company in August 1998 and her title was changed in August 1999 to Vice President, General Counsel and Human Resources.

(9) Ms. Tucker served as Vice President, Corporate Development in fiscal year 1998. In August 1999 her title changed to Vice President, Business Development. She resigned in July 2000.

OPTION GRANTS IN FISCAL YEAR 2000

     The following table sets forth certain information concerning stock option grants in the fiscal year ended June 30, 2000 to the executive officers named in the Summary Compensation Table:

                                                                                                POTENTIAL
                                                                                            REALIZABLE VALUE
                                                  INDIVIDUAL GRANTS                            AT ASSUMED
                                 ----------------------------------------------------          ANNUAL RATES
                                                % OF TOTAL                                    OF STOCK PRICE
                                   SHARES         OPTIONS                                      APPRECIATION
                                 UNDERLYING     GRANTED TO     EXERCISE                      FOR OPTION TERM(4)
                                  OPTIONS        EMPLOYEES      PRICE      EXPIRATION     ------------------------
      NAME                       GRANTED(1)    IN FY 2000(2)  ($/SHARE)(3)    DATE          5% ($)          10% ($)
      ----                       ---------     ------------   -----------  ----------     ---------     ----------
Mark A. Vidovich                    15,000       }10.9%         $45.31      09/07/09       $427,505     $1,083,337
                                    10,000                        9.69      01/18/10         60,960        154,454
James E. Freeman, Jr.               11,000       } 8.7           45.31      09/07/09        313,504        794,447
                                     9,000                        9.69      01/18/10         54,864        139,008
Donald E. Bottinelli                 7,000       } 6.5           45.31      09/07/09        199,503        505,557
                                     8,000                        9.69      01/18/10         48,768        123,563
Catherine F. Ratcliffe               5,000       } 4.8           45.31      09/07/09        142,502        361,112
                                     6,000                        9.69      01/18/10         36,576         92,672
Judy Tucker                          5,000       } 4.4           45.31      09/07/09        142,502        361,112
                                     5,000                        9.69      01/18/10         30,480         77,227


------------------------
(1) Represents options which were granted under the Company's 1995 Stock Option Plan (the "1995 Plan"), vest and become exercisable in 20 equal quarterly installments over five years and were granted for terms of ten years subject to earlier termination under certain circumstances relating to termination of employment.

(2) In the fiscal year ended June 30, 2000, the Company granted options to purchase an aggregate of 229,000 shares of Common Stock under the 1995 Plan to employees and certain officers.

(3) The exercise prices of such options represent the closing sales price of the Company's Common Stock on the Nasdaq National Stock Market on the grant date.

(4) Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options. These values represent certain assumed rates of appreciation of the Company's Common Stock (I.E., 5% and 10% compounded annually over the term of such options) based on the SEC's rules. The actual values will depend upon, among other factors, the future performance of the Company's Common Stock, overall market conditions and the named officer's continued employment with the Company. Therefore, the potential values reflected in this table may vary from those actually achieved.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000 AND OPTION AND WARRANT VALUES AT JUNE 30, 2000

     The following table sets forth certain information concerning unexercised options and warrants held as of June 30, 2000 by the executive officers named in the Summary Compensation Table:

                                                               NUMBER OF SHARES             VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED              IN-THE-MONEY
                            SHARES                             OPTIONS/WARRANTS               OPTIONS/WARRANTS
                           ACQUIRED                               AT 6/30/00                    AT 6/30/00(2)
                              ON             VALUE                ----------                    ------------
      NAME                EXERCISE(#)    REALIZED($)(1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
      ----                ----------     -------------    -----------    -------------   -----------   -------------
Mark A. Vidovich              ---               ---          185,832         54,518               $0              $0
James E. Freeman, Jr.         ---               ---           32,950              0                0               0
Donald E. Bottinelli          ---               ---            7,335         19,725                0               0
Catherine F. Ratcliffe        ---               ---            6,450         16,550                0               0
Judy Tucker                   ---               ---           17,819         15,650                0               0


------------------------
(1) Such value represents the difference between the fair market value of the shares acquired upon exercise of such options (calculated using the closing sales price of the Company's Common Stock on the date of exercise as reported on The Nasdaq Stock Market) and the exercise price of such options.

(2) Such value represents the difference between the fair market value of the shares underlying such options (calculated using the closing sales price (I.E., $1.125) of the Company's Common Stock on June 30, 2000 as reported on The Nasdaq National Stock Market) and the exercise price of such options.


TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     On May 15, 2000, Mr. Freeman resigned as the Company's Chief Executive Officer under circumstances which made him eligible for benefits under the Officer Severance Plan (described below). Since May 16, 2000, Mr. Freeman has been receiving a severance benefit of $25,600 per month. He will receive this monthly benefit for an aggregate total period of 13 months.

     July 14, 2000, Mr. Vidovich and Ms. Tucker also resigned from their executive officer positions, Chairman of the Board and Vice President Business Development, respectively, under circumstances which made them eligible for severance benefits under to the Officer Severance Plan. Mr. Vidovich is receiving a monthly benefit of $28,100, for an aggregate total period of 15 months and Ms. Tucker is receiving a monthly benefit of $12,167 for an aggregate total period of 10 months.

OFFICER SEVERANCE PLAN

     In 1993, the Company implemented an officer severance plan (the "Severance Plan") under which officers of the Company are entitled to receive certain severance benefits following termination of employment, if such termination is non-temporary, involuntary and without cause. In addition, if there is a "change in control" of the Company, an officer will receive benefits under the Severance Plan if such officer terminates his or her employment with the Company either for any reason within one year following the change in control or for "good reason" (which includes the assignment to the officer of duties significantly inconsistent with his or her prior position or a reduction in his or her compensation or benefits) within two years following such change in control.

     Each eligible officer is entitled to severance pay based on his or her highest annual compensation (I.E., base salary plus automobile allowance), the number of years employed by the Company as an officer (up to a maximum of 10 years) and the highest office attained prior to termination. The amounts that would be payable under the Severance Plan to the Company's current officers, Messrs. Werner, Bottinelli, Littley and Kirkland and Ms. Ratcliffe, if their employment were terminated as of October 1, 2000 and they were eligible for severance benefits under the Severance Plan would be $96,750, $154,000, $104,000, $109,167 and $98,600, respectively. Mr. Ausura, the Company's Chief Executive, is a consultant to the Company and not an employee. He is not eligible for severance benefits under the Severance Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee during fiscal year 2000 consisted of Ms. Higgins (Chairperson) and Messrs. Miller and Rachlin, all of whom were outside directors. The Compensation Committee currently consists of Mr. Miller (Chairman) and Mr. Rachlin. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries.

     In May 1999, Mr. Rachlin entered into a six-month consulting agreement with the Company pursuant to which he agreed to perform consulting services for the Company at the rate of $2,500 per day. The consulting agreement was approved unanimously by the Board of Directors of the Company. In November 1999, Mr. Rachlin and the Company entered into one-year consulting on the same terms. This consulting agreement was unanimously approved by the Board of Directors. This consulting agreement was terminated in September 2000. Pursuant to these consulting agreements, the Company paid Mr. Rachlin $87,000 in fiscal year 2000.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain transactions entered into between the Company and its officers, directors and principal stockholders and their affiliates since July 1, 1999 are described under "Election of Directors - Compensation of "Directors" and "Executive Compensation and Other Information - Summary Compensation Table" and
- Compensation Committee Interlocks and Insider Participation."

     In September 2000, the Compensation Committee approved retention bonuses for executive officers which shall be paid if such officers are serving in their respective officer positions on December 31, 2000. If this condition is met, Mr. Werner, the Company's Executive Vice President, Finance and Chief Financial Officer, will receive an aggregate total of $100,000 and Mr. Bottinelli and Ms. Ratcliffe, the Company's Chief Operating Officer and Vice President, General Counsel and Human Resources, respectively, will receive an aggregate total of $75,000 each.

     THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ON PAGE 14 SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES SUCH INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.


                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for determining and approving the annual compensation to be paid and the benefits to be provided to the Company's executive officers and for administering the Company's stock option plans. The Company's compensation program is designed to attract, retain and motivate qualified executive officers that the Company believes will contribute to its long-term success. The Company's compensation program is comprised primarily of annual base salaries, stock option grants and cash bonuses based on the Company's fiscal year financial performance. In addition, executive officers are eligible to participate in the Company's employee stock purchase plan and receive automobile allowances, group life insurance and health benefits as part of their overall compensation. The Committee considers each component of compensation within the context of the entire officer compensation program in making its determinations.

     The Compensation Committee of the Board of Directors during fiscal year 2000 consisted of Jill Tate Higgins (Chairperson), Charles Miller and Alan R. Rachlin, all of whom were outside directors. Although Mr. Vidovich, who was the Company's Chairman of the Board during fiscal 2000, was invited from time to time to attend meetings of the Compensation Committee and periodically consulted with and made recommendations to the Committee regarding officer compensation, he was not entitled to vote on any matters under consideration by the Committee and did not participate in discussions during Committee meetings regarding the setting of his annual base salary, the award of any bonus to him or the grant of stock options to him.

     ANNUAL BASE SALARIES. The Compensation Committee reviews and approves the annual base salaries of all executive officers (including the Chairman of the Board). In determining annual base salaries, the Committee considers both subjective and objective factors, including, among others, an officer's responsibilities, experience and qualifications, job performance, contributions and length of service to the Company, general information concerning competitive salaries and the Company's financial results and condition. For fiscal year 2000, the Compensation Committee increased annual base salaries of certain of the Company's executive officers by 12% to 36% over fiscal year 1999 levels because of the Committee's belief that such increases were appropriate in light of the foregoing factors.

     BONUSES. The Compensation Committee believes that a significant portion of an officer's overall compensation should be incentive-based and directly linked to the financial performance of the Company and to the Company's goal of increasing stockholder value. Under the terms of the officer bonus plan adopted for fiscal year 2000 (the "Fiscal 2000 Officer Bonus Plan") and administered by the Compensation Committee, executive officers were entitled to receive cash bonuses based on a percentage of their respective base salaries if fiscal year 2000 after bonuses net income increased by at least 15% over the after bonuses net income goal for fiscal year 2000 ($5,985,000). Such bonuses are calculated and paid after completion of the Company's annual audit. The minimum after bonuses net income at which officers were eligible to receive bonuses under the Fiscal 2000 Officer Bonus Plan was $6,882,750 (I.E., 115% of the Company's after bonuses net income goal for fiscal year 2000 of $5,985,000). No bonuses were earned by the Company's executive officers under the Fiscal 2000 Officer Bonus Plan.

     STOCK OPTIONS. Options to purchase the Company's Common Stock have historically been and continue to be a key component of the Company's compensation program. The Compensation Committee views the grant of stock options as a valuable incentive that serves to attract, retain and motivate executive officers and other key employees as well as to align their interests more closely with the Company's goal of enhancing stockholder value. In fiscal year 2000, the Committee reviewed and considered recommendations by the Company's Chairman of the Board with regard to the grant of stock options to executive officers (other than himself) and certain key employees. In determining the size, frequency and other terms of an option grant to an executive officer, the Committee considers a number of factors, including, among others, such officer's position, responsibilities, job performance, prior option grants, contributions and length of service to the Company and the value of his or her vested and unvested previously granted stock options, if any.

     The exercise price of options is not less than the market price on the date of grant and, therefore, options will only have value if the stock price increases over the option exercise price. Options generally vest in equal quarterly installments over five years as long as the optionee remains an employee of the Company and, therefore, encourage an optionee to remain in the employ of the Company. In fiscal year 2000, options to purchase an aggregate of 128,000 shares of Common Stock were granted to all executive officers as a group and represented 56% of all options granted to the Company's employees in fiscal year 2000.

     COMPENSATION OF CHAIRMAN OF THE BOARD. Mr. Vidovich resigned from his officer position as Chairman of the Board in July 2000 and he was not replaced. The Compensation Committee has generally considered the same factors in determining the Chairman of the Board's compensation as it considers with respect to the Company's other executive officers. Mr. Vidovich's fiscal year 2000 compensation combined an annual base salary with stock option grants, and thus reflected the Compensation Committee's philosophy that a significant portion of the Chairman of the Board's overall compensation should be incentive-based.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly held corporation such as the Company will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation (including stock-based compensation) paid to a particular officer exceeds $1 million in any fiscal year. Qualifying performance-based compensation (including compensation attributable to the exercise of stock options) will not be subject to the deductibility limitation if certain conditions are met. Based upon the Company's current compensation plans and policies and the regulations under
Section 162(m), it appears unlikely that the compensation to be paid to the Company's executive officers for fiscal 2001 would exceed the $1 million limitation per officer.

                                       COMPENSATION COMMITTEE


                                       Charles Miller, Chairman
                                       Alan R. Rachlin

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Market Index and of a selected peer group of publicly traded companies (the "Selected Peer Group") having the same four-digit standard industrial code (SIC) as the Company (SIC Code 2782 -- Blankbooks, Looseleaf Binders and Devices) for the period commencing July 1, 1995 and ended June 30, 2000. The Selected Peer Group is currently comprised of Deluxe Corp., Franklin Covey Co., John H. Harland Co. and Day Runner.

     The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                     COMPARISON OF CUMULATIVE TOTAL RETURN*
        AMONG DAY RUNNER, THE NASDAQ MARKET INDEX AND SELECTED PEER GROUP




                                          6/30/95      6/30/96     6/30/97    6/30/98      6/30/99     6/30/00
                                          -------      -------     -------    -------      -------     -------
        Day Runner                        $100.00      $150.00     $192.75    $292.03      $143.48       $2.61
        NASDAQ Market Index                100.00       109.82      112.81     114.69       115.90       75.13
        Selected Peer Group                100.00       125.88      151.64     201.01       281.68      423.84


--------------------
* Assumes (i) $100 invested on July 1, 1995 in each of the Company's Common Stock, the Nasdaq Market Index and the Selected Peer Group and (ii) immediate reinvestment of all dividends, if any.

                      PROPOSAL 2 - APPROVAL OF AMENDMENT TO
                      THE COMPANY'S 1995 STOCK OPTION PLAN

     In 1995, the Board of Directors of the Company adopted and the Company's stockholders approved the 1995 Stock Option Plan (the "1995 Plan") under which 120,000 shares of Common Stock were initially reserved for issuance pursuant to the exercise of stock options granted thereunder. The 1995 Plan was amended in 1996, 1997, 1998 and 1999 to increase the number of shares authorized for issuance thereunder by 80,000, 110,000, 75,000 and 95,000 shares, respectively.

     In November 2000, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1995 Plan to increase the number of shares authorized for issuance thereunder by 75,000 shares. Such proposed increase represents less than 5% of the number of issued and outstanding shares of the Company's Common Stock as of October 1, 2000. If such amendment is approved, a total of 555,000 shares will have been authorized for issuance under the 1995 Plan since its inception. As of October 1, 2000, 5,700 shares had been issued upon the exercise of options under the 1995 Plan, 433,450 shares were subject to outstanding options, and 40,850 shares (not including the 75,000-share increase subject to stockholder approval at the Annual Meeting) remained available for option grants under the 1995 Plan. To the extent options are granted to purchase any of such additional 75,000 shares prior to obtaining stockholder approval of such amendment, such options will be expressly conditioned upon obtaining such approval.

     AT THE ANNUAL MEETING, THE STOCKHOLDERS WILL BE REQUESTED TO CONSIDER AND APPROVE THE AMENDMENT TO THE 1995 PLAN INCREASING THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 75,000 SHARES. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING WILL BE REQUIRED TO APPROVE THE AMENDMENT TO THE 1995 PLAN. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1995 PLAN.

NEW PLAN BENEFITS

     Grants under the 1995 Plan are made at the discretion of the Compensation Committee to whom the Board of Directors has delegated the administration of the 1995 Plan. Because future optionees, the number of shares subject to option grants and exercise prices have not yet been determined, future grants under the 1995 Plan are not yet determinable.

     A summary of the principal provisions of the 1995 Plan is set forth below and is qualified in its entirety by reference to the 1995 Plan. A copy of the 1995 Plan is available from the Company's Secretary upon request.

PURPOSE

     The purposes of the 1995 Plan are to (i) attract and retain the services of selected key employees of the Company who are in a position to make a material contribution to the successful operation of the Company's business; (ii) motivate such persons, by means of performance-related incentives, to achieve the Company's business goals; and (iii) enable such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase stock of the Company.

ADMINISTRATION

     The 1995 Plan may be administered by the Board of Directors or, upon appointment by the Board, by a committee composed of two or more Board members. The 1995 Plan is currently administered by the Compensation Committee, comprised of outside directors, which has been authorized to approve the grant and terms of options. The interpretation and construction of any provision of the 1995 Plan is within the sole discretion of the members of the Board or its committee, whose determination is final and binding.

ELIGIBILITY

     The 1995 Plan provides that non-statutory stock options and incentive stock options may be granted to employees (including officers and directors who are also employees) of the Company and that non-statutory stock options may also be granted to consultants to the Company. As administrator of the 1995 Plan, the Compensation Committee selects the optionees and determines the type of option (I.E., incentive or non-statutory) and the number of shares to be subject to each option. In making such determination, a number of factors are taken into account, including an employee's position and responsibilities, individual job performance, prior stock option grants (if any), contributions and length of service to the Company, the value of his or her vested and unvested previously granted options, if any, and other relevant factors. As of October 1, 2000, approximately 840 persons were eligible to receive options and 81 optionees were holding options under the 1995 Plan.

TERMS OF OPTIONS

     Options granted under the 1995 Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options. Each option is evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

     (a) NUMBER OF SHARES: The aggregate fair market value (determined as of the grant date) of the stock for which an employee may be granted incentive stock options that first become exercisable during any one calendar year under all the Company's plans may not exceed $100,000. In addition, the maximum number of shares which may be awarded as options under the 1995 Plan during any calendar year to any one optionee may not exceed 40,000 shares.

     (b) EXERCISE OF THE OPTION: The optionee must earn the right to exercise the option by continuing to work for the Company. Options granted under the 1995 Plan vest and become exercisable at such times and in such cumulative installments as the Board of Directors or its committee determines subject to earlier termination of the option upon termination of the optionee's employment for any reason. The form of payment for shares to be issued upon the exercise of an option may, in the discretion of the Board of Directors or its committee, consist of cash, check, the delivery of shares of Common Stock, a combination thereof or such other consideration as is determined by the Board of Directors or its committee.

     (c) EXERCISE PRICE: The exercise price per share for the shares to be issued pursuant to the exercise of an option is determined by the Board of Directors or its committee and may not be less than 100% of the fair market value of the Common Stock on the grant date with respect to both non-statutory and incentive stock options. The fair market value of the Common Stock on the date of an option grant is equal to the closing sales price of the Common Stock on the date of the option grant as reported on the OTC Bulletin Board, Nasdaq Stock Market or any national securities exchange on which the Common Stock is listed. On November 3, 2000, the closing sales price of the Company's Common Stock on OTC Bulletin Board was $0.56 per share.

     (d) TERMINATION OF EMPLOYMENT: If an optionee's employment with the Company is terminated for any reason, other than death, total and permanent disability or termination "for cause" (as defined in the 1995 Plan), his or her options may be exercised at any time within 180 days after such termination as to all or part of the shares as to which the optionee was entitled to exercise the options at the time of termination. If the optionee's employment with the Company is terminated for cause, his or her options may be exercised at any time within 90 days (30 days for options granted prior to October 20, 1997) after such termination to the extent such options are vested and not exercised as of such date.

     (e) DEATH OR DISABILITY: If an optionee should die or become permanently and totally disabled while employed by the Company, his or her options may be exercised at any time within 180 days after such death or disability, but only to the extent the optionee was entitled to exercise the options at the date of his or her termination of employment due to such death or disability.

     (f) EXPIRATION OF OPTIONS: Options may not have a term greater than ten years from the grant date for an incentive stock option or ten years plus one day from the grant date for a non-statutory stock option. No option may be exercised after its expiration.

     (g) NON-TRANSFERABILITY OF OPTIONS: An option is nontransferable by the optionee, other than by will or by the laws of descent and distribution or transfers between spouses incident to a divorce, and is exercisable only by the optionee or his or her legal guardian during the lifetime of the optionee or, in the event of death of the optionee, by the estate of the optionee or by a person who acquires the right to exercise the option by bequest or inheritance.

     (h) OTHER PROVISIONS: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Board of Directors or its committee.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     In the event that a change, such as a stock split or stock dividend, is made in the Company's capitalization which affects the stock for which options are exercisable under the 1995 Plan, appropriate adjustment will be made in the exercise price of and the number of shares covered by outstanding options and in the number of shares available for issuance under the 1995 Plan. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation as a result of which the Company is not the surviving and controlling corporation, outstanding options will be assumed by the successor corporation or the Board of Directors will declare that any option will terminate as of a date fixed by the Board which is at least 30 days after notice thereof is given to optionees and permit each optionee to exercise his or her options as to all or any portion of the shares covered by such options, including shares as to which the options would not otherwise be exercisable.

AMENDMENT AND TERMINATION

     The Board of Directors or its committee may amend or terminate the 1995 Plan at any time or from time to time without the approval of the Company's stockholders; provided, however, that approval of the holders of voting shares represented or present and entitled to vote is required for any amendment to the 1995 Plan which would: (i) materially increase the number of shares which may be issued thereunder other than in connection with an adjustment upon changes in capitalization; (ii) materially change the designation of the class of persons eligible to participate in the 1995 Plan; (iii) remove the administration of the 1995 Plan from the Board of Directors or its committee; (iv) extend the term of the 1995 Plan beyond its initial ten-year term; (v) materially increase the benefits to participants under the 1995 Plan; or (vi) materially modify the requirements as to eligibility for participation in the 1995 Plan. In any event, the 1995 Plan will terminate on the tenth anniversary of its approval by the stockholders of the Company (I.E., December 5, 2005) provided that any options then outstanding will remain outstanding until they expire by their terms.

TAX INFORMATION

     The federal tax consequences of options are complex and subject to change. The following discussion is only a brief summary of the general federal income tax rules currently in effect which are applicable to stock options. A taxpayer's particular situation may be such that some variation of the general rules may apply. This summary does not cover the state, local or foreign tax consequences of the grant or exercise of options under the 1995 Plan or the disposition of shares acquired upon exercise of such options or federal estate tax or state estate, inheritance or death taxes.

INCENTIVE STOCK OPTIONS

     If an option granted under the 1995 Plan is treated as an "incentive stock option" as defined in Section 422 of the Code, then the optionee will not recognize any income for regular income tax purposes upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time of sale. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability in the year of exercise.

     If an optionee exercises an incentive stock option and does not dispose of the shares received within two years of the date of the grant of such option and within one year after the exercise of the option, whichever period ends later, any gain realized upon disposition will be characterized as capital gain, and any loss will be capital loss. In either such case, the Company will not be entitled to a federal income tax deduction. Upon disposition of such shares, the gain will be subject to a maximum federal tax rate of 20%.

     If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the exercise of the option, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the purchase price or (ii) the amount realized on the disposition less the purchase price will be taxed as ordinary income in the taxable year in which the disposition occurs. Any such ordinary income will increase the optionee's tax basis for purposes of determining gain or loss on the sale or exchange of such shares. The excess, if any, of the amount realized over the fair market value of the shares at the time of the exercise of the option will be treated as short-term or long-term capital gain, as the case may be, and any loss realized upon the disposition will be treated as a capital loss. An optionee will generally be considered to have disposed of shares if he or she sells, exchanges, makes a gift of or transfers legal title to such shares (except by pledge, in certain non-taxable exchanges, a transfer in insolvency proceedings, incident to a divorce, or upon death). If the amount realized is less than the purchase price, generally the optionee will not recognize income.

     The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the option price is an adjustment in determining an optionee's alternative minimum taxable income for such year. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option. If a disqualifying disposition occurs in the same year as an option is exercised, the amount of ordinary income resulting from such disposition may offset any adjustment to alternative minimum taxable income for the year of exercise. In the case of a disqualifying disposition which occurs after the year of exercise, an individual would be required to recognize an adjustment to alternative minimum taxable income in the year of exercise and ordinary income in the year of such disqualifying disposition in an amount determined under the rules described above. An optionee's alternative minimum tax liability is affected by the availability of a special credit, a basis adjustment and other complex rules. Optionees are urged to consult their tax advisors concerning the applicability of the alternative minimum tax to their own circumstances.

     In general, there will be no federal tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received upon the exercise of an incentive stock option prior to satisfying the two-year and one-year holding periods described above, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares.

NON-STATUTORY STOCK OPTIONS

     Non-statutory stock options granted under the 1995 Plan do not qualify as "incentive stock options" and, accordingly, do not qualify for any special tax benefits to the optionee. An optionee will not recognize any income at the time he or she is granted a non-statutory option. However, upon its exercise, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess of the then fair market value of the shares over the option price. The income realized by the optionee will be subject to income tax withholding by the Company out of the compensation paid to the optionee. If such earnings are insufficient to pay the withholding tax, the optionee will be required to make a direct payment to the Company to cover the withholding tax liability.

     Upon a sale of any shares acquired pursuant to the exercise of a non-statutory stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a long-term or short-term capital gain or loss, as the case may be, depending on the optionee's holding period for the shares without "tacking on" any holding period for the option. The optionee's basis for determination of such gain or loss will ordinarily be the sum of (i) the amount paid for such shares plus (ii) any ordinary income recognized by the optionee as a result of the exercise of such option. A capital gain will be eligible for a 20% maximum federal tax rate if the holding period for the shares purchased upon exercise of the option is at least 12 months plus one day.

     In general, there will be no federal tax consequences to the Company upon the grant or termination of a non-statutory stock option or the sale or disposition of the shares acquired upon exercise of a non-statutory stock option. However, upon the exercise of a non-statutory stock option, the Company will be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the option is recognized by the optionee, provided the Company has satisfied its reporting obligations under the Code and relevant regulations relating to the reporting of the transaction to the Internal Revenue Service and the optionee.

                    PROPOSAL 3 - RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP, independent auditors, to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2001, and recommends that stockholders vote for ratification of such appointment. In the event that the stockholders do not vote to ratify the appointment of Deloitte & Touche LLP, the Board of Directors will reconsider its selection. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 2001.

     The affirmative vote of the holders of a majority of the shares of the Company's common stock present at the Annual Meeting in person or by proxy and entitled to vote is required for the approval of the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors.

                                  OTHER MATTERS

     The Company currently knows of no matters to be voted upon at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ CATHERINE F. RATCLIFFE
                                       ----------------------------------------
                                       Catherine F. Ratcliffe
                                       Secretary

Fullerton, California
November 13, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DAY RUNNER, INC.

                      2000 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned stockholder of Day Runner, Inc., a Delaware corporation (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated November 13, 2000, and hereby appoints John F. Ausura and David A. Werner and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held Thursday, December 14, 2000, at 9:00 a.m., California time at the Holiday Inn and Convention Center located at 7000 Beach Blvd., Buena Park, California and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:

1.   ELECTION OF DIRECTORS       FOR ALL nominees listed below                     WITHHOLD AUTHORITY
                                 (EXCEPT AS MARKED TO THE CONTRARY BELOW) / /      TO VOTE FOR ALL NOMINEES LISTED BELOW: / /

(INSTRUCTION: TO WITHHOLD THE AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
                   THE BOX NEXT TO THE NOMINEE'S NAME BELOW.)

    Name of Nominee:   / / John F. Ausura  / / Charles Miller  / / Boyd Willat

2.  APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

                / / FOR            / / AGAINST            / / ABSTAIN

    To approve an amendment to the Company's 1995 Stock Option Plan to increase the aggregate number of shares authorized for issuance thereunder from 480,000 to 555,000 shares, as described in the Proxy Statement.

3.  APPOINTMENT OF INDEPENDENT AUDITORS

                / / FOR            / / AGAINST            / / ABSTAIN

    To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 2001, as described in the Proxy Statement.

                             (CONTINUED ON OTHER SIDE)

                            (CONTINUED FROM OTHER SIDE)

4.  OTHER BUSINESS

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

    Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) or postponement(s) thereof shall have and may exercise all powers of said attorney-in-fact hereunder.

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                             Dated: ______________________, 2000

                                             ___________________________________
                                                         (Signature)

                                             ___________________________________
                                                         (Signature)

                                             (This Proxy should be marked, dated
                                             and signed by the stockholder(s)
                                             EXACTLY as his or her name appears
                                             hereon and returned promptly in the
                                             enclosed envelope. Persons signing
                                             in a fiduciary capacity should so
                                             indicate. If shares are held by
                                             joint tenants or as community
                                             property, both should sign.)